EXHIBIT 11.3
                           EARNINGS (LOSS) PER SHARE
                           FULLY DILUTED COMPUTATION
        FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
               (IN MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS)

                          Three months ended       Nine months ended
                              September 30,            September 30,
                       -----------------------   ----------------------
                          1997         1996         1997        1996
                       ----------   ----------   ----------  ----------
Basis for computation of
 fully diluted earnings
 per share:

  Earnings before extra-
   ordinary item, as
   reported             $    26.7   $     28.6  $    154.1   $     86.7
  Add interest charges
   on convertible debt        -            1.8         -            5.4
  Less provision for taxes    -            (.7)        -           (2.1)
                       ----------   ----------   ----------  ----------
  Earnings before extra-
  ordinary item, as
   adjusted                  26.7         29.7       154.1         90.0
  Extraordinary charge
   - debt retirement          -            7.5         3.3          7.5
                       ----------   ----------   ----------  ----------

  Net earnings applicable
   to common stock     $     26.7   $     22.2  $    150.8   $     82.5
                       ==========   ==========   ==========  ==========

Number of shares:

  Weighted average
   shares outstanding  93,764,658   93,629,449   94,921,057  93,262,415
  Conversion of
   convertible sub-
   ordinated notes
   into common stock           -     3,619,783           -    3,620,664
  Additional common
   stock equivalents           -            -            -       20,938
                       ----------   ----------   ----------  ----------
  Total common and
   common equivalent
   shares assuming
   full dilution       93,764,658   97,249,232   94,921,057  96,904,017
                       ==========   ==========   ==========  ==========

Fully diluted earnings
 per share:

  Earnings before
  extraordinary item   $      .28   $      .31   $     1.62  $      .93
  Extraordinary charge
   - debt retirement          -           (.08)        (.03)       (.08)
                       ----------   ----------   ----------  ----------
  Net earnings         $      .28   $      .23   $     1.59  $      .85
                       ==========   ==========   ==========  ==========

This calculation is submitted in accordance with Regulation S-K item 601(b)(11). However, under APB Opinion No. 15, calculation of fully diluted earnings (loss) per share would exclude the conversion of convertible securities which would have an antidilutive effect on earnings (loss) per share for each period.